Exhibit 10.10

THIS AGREEMENT is made on the day of 3 September 2003

BETWEEN:

(1)	LEVI STRAUSS (U.K.) LTD, of Swan Valley, Northampton, NN4 9BA; (the “Company”); and

(2)	JOE MIDDLETON, of Avenue De l’Horizon 26, Woluwe St. Pierre, 1150 Brussels, Belgium (“You”).

WHEREAS

A.	You have resigned from the employment and holding of all offices and directorships with the Company and all Associated Companies by your letter dated 1 September 2003 by the giving of six months’ notice commencing 1 September 2003.

IT IS NOW AGREED THAT:

Termination

1.	Your employment with the Company and all Associated Companies shall terminate on the Termination Date.

2.	The Company will pay to You all your current salary and goods and services allowances less hypothetical housing and hypothetical taxes up to and including the Termination Date. It is estimated that, excluding expatriate and other benefits and based on the Company’s current hypothetical tax rates, your gross pay and net pay for your notice period is estimated at US$ 255,000 gross and US$ 225,000 net in total which will be paid as normal to You on the Company’s normal payroll date each month until the Termination Date. The increased net is due to the reduction in US tax rates which affects the balance of your pay for the remainder of 2003.

Severance Compensation

3.	Subject to You complying with your obligations under this Agreement the Company shall pay/make available, to You on its own behalf, and on behalf of all Associated Companies, the sums and benefits set out in this Agreement without admission of any liability whatsoever, as compensation in respect of the Employment Protection Claims and all other claims waived by Clause 18 below. The sums shall include any entitlement You may have to receive any statutory or contractual payments of whatever kind in any jurisdiction whatsoever (including, but not limited to, the UK and Belgium).

4.	The Company shall, by way of further compensation for Employment Protection Claims and without any admission of liability whatsoever, pay You an additional net sum of US$ 400,000 on the Termination Date.

Expenses

5.	The Company shall reimburse You for all business expenses properly and reasonably incurred by You up to the Termination Date subject to your compliance with the Company’s rules and procedures relating to expenses and the production of satisfactory receipts. Reimbursement will be made in accordance with the Company’s relevant procedures.

Benefits

6.	The Company shall, by way of further compensation for Employment Protection Claims and without any admission of liability whatsoever, at its own cost, procure that You shall remain covered by the Company’s Global Assignment Policy for Third Country Nationals (“Global Assignment Policy”) until the Termination Date. Your continuing membership and the use of this benefit is entirely dependent on the rules of the Company policy and related schemes from time to time in force.

7.	The Company shall, by way of further compensation for Employment Protection Claims and without any admission of liability whatsoever, pay on behalf of You a net sum of US$ 75,000 for your children’s school fees. Payment will be made by the Company directly to the relevant school within 30 days of receipt by the Company of an invoice from the school.

Leadership Shares Plan

8.	The Company shall, by way of further compensation for the Employment Protection Claims and without any admission of any liability whatsoever, procure that the second third of your 2000 Leadership Shares grant will vest no later than 30 November 2003 in accordance with the Leadership Shares Plan (the “Plan”).

9.	Payment under the Plan will be made no later than 28 February 2004. On the receipt by the Company of satisfactory proof that You have authorized the wiring to Levi Strauss & Co of US$ 1,000,000 in respect of your outstanding loan to the Company, the Company shall procure that the deposit of the Leadership Shares payment is sent to your UK bank account. The gross payment of the Leadership Shares is guaranteed to be the higher of US$ 3,000,000 gross or the actual value of the Leadership Shares subject to the normal hypothetical tax and other deductions as per your normal payments. Under the current hypothetical tax rates, You will be paid a net sum of US$ 1,950,000.

Outplacement Costs

10.	The Company shall, by way of further compensation for the Employment Protection Claims and without any admission of any liability whatsoever, make available executive outplacement services for You, up to a total cost of £15,000 (inclusive of any VAT). Payment will be made by the Company directly to the outplacement agency which provides the services against receipt of an invoice from the agency addressed to the Company.

11.	The Company will reimburse You the cost of up to a maximum of 26 return economy Eurostar tickets to London and 26 nights’ reasonable overnight accommodation expenses (up to a maximum of £130 per night) in order for You to avail yourself of the outplacement support in the UK whilst You are still resident in Belgium. This benefit will continue for a maximum of 26 weeks from the date of this Agreement. Reimbursement is also subject to You presenting satisfactory invoices or receipts in respect of such expenditure. Where these costs are incurred by You prior to the Termination Date, You should submit these as a normal business expense.

Repatriation

12.	The Company shall, by way of further compensation for the Employment Protection Claims and without any admission of any liability whatsoever, reimburse to You your repatriation costs for You and your immediate family back to the United Kingdom or another location of your choice. This will be in line with the Company’s current Global Assignment Policy and will cover the following elements which are all set out in detail in the policy:

12.1	Resettlement allowance of US $5,000;

12.2	Forced sale loss on one car;

12.3	Removal of household goods in line with the Global Assignment Policy;

12.4	Temporary living in the home country up to 5 days plus expenses;

12.5	Temporary living in the host country up to two weeks;

12.6	Lease breaking penalties;

12.7	A rental car in the host country for a period of 30 days;

12.8	Completion of your tax returns for Belgium for 2003 and 2004 as required; and

12.9	Reimbursement of costs for tax advice up to US$ 10,000.

13.	If You choose to relocate to another location other than the UK, then the Company will cover up to an equivalent cost.

14.	Payments where relevant will be made by the Company directly to service providers against receipt of an invoice from the relevant service provider addressed to the Company.

Directorships

15.	You shall contemporaneously with the signing of this Agreement tender your resignation from all directorships and other offices which You hold with the Company or any Associated Company in the form set out in the draft letter attached hereto in Annex 2, such resignations taking effect from the date of this Agreement.

16.	The Company warrants that Directors’ and Officers’ liability insurance has and will be maintained in respect of the directorships held by You to the extent that it continues to apply to existing directors of the Company.

Legal Costs

17.	The Company shall pay your legal costs up to a limit of £2,000 (inclusive of disbursements and VAT) provided that:

17.1	the Advisor (as defined in Clause 25.1 below) provides the Company with written confirmation that such legal costs were incurred solely in advising You regarding the termination of your employment and the preparation of this Agreement; and

17.2	payment is made by the Company directly to the Advisor against receipt of a copy of an invoice from your solicitor addressed to You.

Settlement And Waiver

18.	You accept the sums and benefits to be given to You under this Agreement in full and final settlement of the Employment Protection Claims and all other claims and rights of action whatsoever (whether under common law, contract, statute or pursuant to European Community law or otherwise) in any jurisdiction in the world including but not limited to under Belgian or English laws, that You have or may have against the Company or any Associated Company, or their respective officers or employees, arising out of or in connection with your employment or holding of any office with the Company or any Associated Company or its termination. This waiver does not apply to any claim in respect of any accrued pension rights or any personal injury claim by You regarding a condition which develops for the first time after the date of this Agreement provided no symptoms of such condition have manifested themselves on or before the date of this Agreement. Further, You warrant and confirm that, as at the date of this Agreement, You are unaware of any facts, matters or circumstances which could give rise to any claim in respect of any accrued pension rights or any personal injury claim.

19.	To avoid doubt, the waiver in Clause 18 above shall apply whether or not, as at the date of this Agreement, You know of the facts which give rise to any such claim and/or the law recognizes the existence of such claim or right of action.

20.	You hereby assert that You may have claims (and therefore could bring proceedings) against the Company or an Associated Company for any of the Employment Protection Claims.

21.	You hereby agree that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to You from the Company or any Associated Company.

22.

You agree and warrant that the Employment Protection Claims are all of the claims and prospective proceedings that You have in any jurisdiction whatsoever against the Company or an Associated Company arising out of or in connection with your employment or its termination. You confirm that You enter into this warranty having consulted with and having taken legal advice from the Advisor in respect of all claims and prospective proceedings You may have.

23.	You acknowledge that the Company has entered into this Agreement in reliance on the warranties and acknowledgements given by You herein. In the event of any breach by You of the warranties or any of them and/or in the event of You commencing any legal proceedings against the Company, or any Associated Company or their respective officers or employees, after all or part of the monies or benefits referred to in this Agreement have been paid/given to You or for your benefit, then the Company, in its sole discretion, may elect by a written notice to require You to repay all such monies so paid to You or for your benefit and no further monies or benefits shall be paid/made available to You under this Agreement. In the event that the Company serves such notice on You, You agree to repay forthwith any monies paid under Clauses 3 and 4 together with interest thereon calculated at National Westminster Bank Base Rate for the period commencing on the date when such monies/benefits were paid/made available to You or for your benefit and ending on the date when the Company receives the return of such monies in full. In that event the claim compromised by You under this Agreement shall be reinstated.

24.	You agree that on the Termination Date You will repeat the agreements and warranties set out in this Agreement including those set out in this Clauses 18 to 23. If the Company so wishes, You will reconfirm this in writing.

Compliance With Statutory Provisions

25.	The Company and You believe the following statements to be true:

25.1	Ms Catherine Prest of Eversheds, Senator House, 85 Queen Victoria Street, London, EC4V 4JL is a qualified independent lawyer and has provided written confirmation of that competence and authorisation which is attached as Annex 1 hereto, ( “the Advisor”).

25.2	the Advisor has advised You on the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an Employment Tribunal and has signed a certificate attached as Annex 1;

25.3	there was in force when the Advisor gave the advice referred to in Clause 25.2 a policy of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of claims by You in respect of any loss arising in consequence of that advice; and

25.4	this Agreement satisfies all of the conditions relating to compromise agreements under Section 203(3) Employment Rights Act 1996, Section 77(4A) Sex Discrimination Act 1975 (as amended), Section 72(4A) Race Relations Act 1976 and Section 9(3) Disability Discrimination Act 1995 (as amended).

Company Property

26.	On or before the Termination Date, You hereby undertake to account for and return forthwith to the Company all property (including but not limited to documents and disks, your company car, lap top computer, mobile telephone, credit cards, equipment, samples, keys and passes) belonging to it or any Associated Company which is or has been in your possession or under your control. Documents and disks shall include but not be limited to correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. Your obligations under this Clause 26 shall be deemed to include the return of all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing. You shall, if requested by the Company, confirm in writing your compliance with your obligations under this Clause 26.

Your Ongoing Obligations

27.	In consideration of the Company’s undertakings set out in Clause 28 below, You hereby agree:

27.1	during the period from the date of the Agreement to the Termination Date (“Notice Period”), to continue to be bound by your fiduciary duties, the duty of fidelity and to act in the interests of the Company and its Associated Companies;

27.2	during the Notice Period, to perform all duties in connection with the handover of your role, as reasonably required or requested by the Company or an Associated Company. This will include business trips outside of Belgium;

27.3	for a period of six months immediately following the Termination Date whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly not to (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:

27.3.1	with whom You have had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

27.3.2	for whom You were, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date;

27.4	for a period of six months immediately following the Termination Date either on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly not to:

27.4.1	(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Restricted Employee to leave the Company’s or any Associated Company’s employment (as applicable) where that person is a Restricted Employee; or

27.4.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Restricted Employee;

27.5	not to divulge or make use of (whether directly or indirectly and whether for your own or another’s benefit or purposes) any trade secrets or confidential information including but not limited to such information relating to business plans or dealings, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, and research activities) belonging to or which relate to the affairs of the Company or any Associated Company, or any document marked “Confidential” (or with a similar expression), or any information which You have been told is confidential or which You might reasonably expect the Company would regard as confidential or information which has been given in confidence to the Company or any Associated Company by a third party. This obligation shall apply from the Termination Date and without limitation in time, but shall not apply to any disclosures required by law or to any information in the public domain other than by way of unauthorised disclosure (whether by You or another person) or to such information which You are entitled to disclose under the Public Interest Disclosure Act 1998;

27.6	not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about the Company or any Associated Company;

27.7	not to disclose (directly or indirectly) to any person or organisation the existence or contents of this Agreement except to your professional advisers, the Inland Revenue and your spouse, provided always that disclosure to your professional advisers and spouse shall be on terms that they agree to keep the same confidential, and that any breach by your professional advisers or spouse shall be deemed to be a breach by You; and

27.8	not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning your employment with the Company, or its termination, or your resignation from any directorships with the Company or any Associated Company without the prior written consent of the Company.

The Company’s Ongoing Obligations

28.	In consideration of your undertakings set out in Clause 27 above, the Company agrees:

28.1	not to disclose (directly or indirectly) to any person or organisation the existence or contents of this Agreement except to its professional advisers (on terms that they agree to keep the same confidential), the Inland Revenue or as otherwise required by law;

28.2	that the management team will not make or cause to be made any derogatory or critical comments or statements (whether orally or in writing) about You, except as required by law.

Warranties

29.	You warrant that at the date of this Agreement You have not:

29.1	been offered any employment or consultancy or similar earning activity by any person, company, firm or other organisation whatsoever; or

29.2	received an indication from a third party that You may receive such an offer of the type referred to in Clause 29.1 above from any specific company, business entity, person or organisation; or

29.3	accepted any such employment or consultancy or other similar earning activity.

30.	You warrant that there are no matters of which You are aware relating to any acts or omissions of You or any Associated Company which, if disclosed to the Company, would or might affect the decisions of the Company to make the sums or provide the benefits referred to in this Agreement.

Definitions

31.	For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

“Associated Company”	includes any firm, company, business entity or other organisation:

	(a)	which is directly or indirectly controlled by the Company; or

	(b)	which directly or indirectly controls the Company; or

	(c)	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

	(d)	of which the Company or any Associated Company is a partner; or

	(e)	of which the Company or any Associated Companies referred to in Clauses (a) to (d) above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

“Control”	has the meaning set out in S.416 Taxes Act 1988 (as amended).

“Customer”	means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

“Employment Protection Claims”	means a claim against the Company or an Associated Company for any of the following:

	(a)	unfair and/or constructive dismissal;

	(b)	pay in lieu of notice or damages for termination of employment without notice;

	(c)	a redundancy payment whether statutory or enhanced;

	(d)	unlawful deductions from pay;

	(e)	any claim of discrimination under any laws of any jurisdiction (including but not limited to sex, race, disability, age, and religious discrimination);

	(f)	breach of contract or statute including but not limited to unpaid wages, unpaid holiday pay, departure holiday pay and/or unpaid sick pay, bonus, commission or end of year premiums;

	(g)	any claim in respect of any share options or any other incentive or bonus schemes held by You in the Company or in any Associated Company;

	(h)	breaches of the Public Interest Disclosure Act 1988;

	(i)	tort or other claim at common law;

	(j)	any claim under Belgian law or collective agreement relating to your employment; and

	(k)	any claim under Dutch, German and Spanish law relating to the cessation of directorships with any Associated Company.

“Prospective Customer”	means any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

“Restricted Employee”	means any person who was employed by (i) the Company or (ii) any Associated Company, during the twelve months immediately preceding the Termination Date and

	(a)	with whom You had material contact or dealings in performing your duties of employment; or

	(b)	who had material contact with customers or suppliers of the Company or an Associated Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or

	(c)	who was a member of the management team and their direct management level reports of the Company or any Associated Company (as applicable).

“Termination Date”	means 28 February 2004.

All references in this Agreement to the Company or any Associated Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

Severability

32.	The various provisions and sub-provisions of this Agreement are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement.

Entire Agreement

33.	The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

Miscellaneous

34.	This Agreement is governed by English Law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

35.	With the exception of Associated Companies who may enforce the rights and benefits conferred on them by this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

EXECUTED by the parties in U.S.A

Signedby Fred Paulenich for and on behalf of LEVI STRAUSS (U.K.) LTD	) ) )

Fred Paulenich

Signed by JOE MIDDLETON	)

Joe Middleton

ANNEX 1—ADVISOR’S CERTIFICATE

I, Catherine Prest confirm that Mr Joe Middleton of Avenue de l’Horizon 26, Woluwe St Pierre, 1150 Brussels, Belgium (the “Executive”) has received independent legal advice from me on the terms and effect of this Agreement in accordance with the provisions of Section 203(3) Employment Rights Act 1996, Section 77(4A) Sex Discrimination Act 1975 (as amended), Section 72(4A) Race Relations Act 1976 and Section 9(3) Disability Discrimination Act 1995 (as amended). I also confirm that I have advised the Executive in respect of all of the claims and prospective proceedings that he has or may have against the Company, all Associated Companies (as defined in Clause 31 of this Agreement) out of or in connection with his employment or its termination.

I also warrant and confirm that I am a solicitor of the Supreme Court, who holds a valid practising certificate and whose Firm, Eversheds, Senator House, 85 Queen Victoria Street, London, EC4V 4JL, is covered by a policy of insurance or an indemnity provided for members of a profession or professional body which covers the risk of claims by the Executive in respect of any loss arising in consequence of such advice that I have given to the Executive in connection with the terms and effect of this Agreement.

SIGNED:		DATED:

Catherine Prest Solicitor

ANNEX 2—FORMAT OF LETTER RESIGNING FROM DIRECTORSHIPS

The Board of Directors

Levi Strauss & Co

1155 Battery Street

San Francisco

CA 94111

USA

3 September 2003

Dear Sirs:

Resignation from directorships and other offices

I write to confirm my resignation, with immediate effect from the date of this letter, from all directorships and other offices which I hold within the Levi Strauss & Co group of companies, including (without limitation) the following:

Dockers Europe B.V.:	Director

Levi Strauss Germany GmbH:	Director

Levi Strauss de España S.A.:	Director

and I instruct and irrevocably authorise, you, as my agent, to convey and effect such resignations to each of the relevant companies, by sending a copy of this letter to the respective Boards of Directors.

I further confirm that I have no cause of action against the Company or any Associated Companies (as defined in Clause 31 of the Severance Agreement between myself and Levi Strauss (U.K.) Limited dated 3 September 2003) and hereby waive all and any such claims against it or them, arising from or connected with the above resignations.

Yours faithfully,

Joe Middleton